Exhibit 10.1

SEPARATION AGREEMENT & RELEASE

This is an Agreement between The Home Depot, Inc., its subsidiaries and affiliates (hereinafter “Home Depot” or the “Company”) and John H. Costello (the “Executive”).

WHEREAS, the Company and the Executive intend the terms and conditions of this Agreement to govern all issues related to the Executive’s employment and termination from the Company and is intended to supersede and replace the termination provisions set forth in any of his employment letters, including but not limited to dated September 26, 2002 and July 25, 2003; and,

WHEREAS, the Executive acknowledges that he has been given a reasonable period of time, up to and including twenty-one (21) days, to consider the terms of this Agreement; and,

WHEREAS, the Company advises the Executive to consult with a lawyer before signing this Agreement; and,

WHEREAS, the Executive acknowledges that the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; and,

WHEREAS, the Executive represents that he has not filed any charges, claims or lawsuits against the Company involving any aspect of his employment which have not been terminated as of the date of this Agreement; and,

WHEREAS, the Executive understands that the Company regards the representations by him as material and that the Company is relying on these representations in entering into this Agreement,

NOW, THEREFORE, the Company and the Executive agree as follows:

1.                                       Employment Status and Termination Date. Executive will be placed on a paid Leave of Absence (“LOA”) commencing on September 1, 2005 and extending through August 31, 2007.  Executive will be placed on an unpaid LOA, without pay or benefits, from September 1, 2007 though August 31, 2008. Executive’s last day of employment will be August 31, 2008 (“Termination Date”), or as otherwise provided in Paragraph 9 (Breach by Executive) below.  Executive shall not accrue any vacation days, pay or credit subsequent to September 1, 2005.

2.                                       Annual Salary.  Executive will receive no salary from September 1, 2005 to March 1, 2006.  On March 2, 2006, Employee will receive a lump sum payment of $362,500, less withholdings and deductions.  From March 2, 2006 to September 1, 2007, Executive will be paid salary at the rate of $725,000 per year, payable in substantially equal installments each regular payroll period.

3.                                       Bonus Payments.  Executive will be eligible to receive the pro rata portion through September 1, 2005 of his Management Incentive Plan bonus for Fiscal Year 2005, if earned under the terms of the plan, payable at the same time other officers receive their bonuses for such year.  Executive will not be eligible for bonus payments of any other kind except as expressly provided in this Paragraph 3, including any Management Incentive Plan payments relating to Fiscal Year 2006 or beyond.  Executive will be eligible to receive the pro rata portion through September 1, 2005 of his Long Term Incentive Plan (“LTIP”) bonus for the FY03-FY05 performance period, if earned under the terms of the plan, payable at the same time other officers receive their LTIP bonus for such year.  Executive shall not be eligible to participate in any LTIP program during the LOA period and his employment with the Company, for purposes of the LTIP program, shall be deemed to have terminated on September 1, 2005, and before the end of the performance period, and no payment shall be made to him for any LTIP program in which he is currently participating other than the FY03-FY05 LTIP as provided by this Paragraph 3.  Executive is not required to pay the Company the $200,000 signing bonus that he received pursuant to his September 26, 2002 employment letter.

4.                                       Benefits.  Executive will be eligible to continue to participate in the Company’s health and welfare benefit plans, including the Supplemental Executive Choice Program, during the paid LOA, pursuant to the terms of such plans and applicable law.  Executive may continue to use the Company provided automobile in his possession through the earlier of: (i) September 1, 2007; (ii)  ten (10) days prior to the expiration of the lease for such automobile; or (iii) any earlier breach or lapse of this Agreement, at which time Executive agrees to return the automobile to the Company’s Atlanta Store Support Center.  The Company will pay no premiums after August 19, 2005 for coverage under Executive’s $10 million individual executive life insurance policy.  Executive shall not be entitled to any other benefits except as expressly provided for in this Agreement.

5.                                       Stock Options/Restricted Stock.

(a)          All of Executive’s outstanding, non-vested stock options and restricted stock will vest in accordance with the terms of the original grant through the Termination Date and through expiration of any award that provides for continued vesting upon retirement at age 60 and 5 years of continuous service (“Retirement Vesting”). All of Executive’s vested stock options without a Retirement Vesting provision must be exercised within 90 days of the Termination Date. Options with a Retirement Vesting provision may be exercised anytime before the option expires in accordance with the terms of the original grant.  All non-vested stock options and restricted stock that do not provide for Retirement Vesting will be forfeited on the Termination Date.  All of Executive’s stock options provide for Retirement Vesting; none of Executive’s restricted stock awards provide for Retirement Vesting except for his March 23, 2005 restricted stock award.

(b)         All of Executive’s outstanding options and restricted stock awarded to him on November 21, 2002 in connection with his initial hire shall be 100% fully vested effective September 1, 2005.

(c)          The Company shall have the right to require the Executive to pay to the Company immediately upon exercise of any vested options or upon the vesting of any restricted shares any federal, state, and local income and employment tax withholding obligations related to the exercise of said stock options or vesting of said restricted shares; or, in the alternative, the Company shall have the right to withhold a sufficient number of shares necessary to satisfy said withholding obligations.

(d)         Executive shall not be eligible to receive any other equity-based awards after September 1, 2005.

6.                                       Release of Claims. The Executive and his heirs, assigns, and agents release, waive and discharge the Company and its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

(a)          The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, age, or citizenship status; any other claim based on any local, state, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Americans With Disabilities Act; any claim arising out of or related to any alleged express or implied employment contract (including but not limited to any and all of Executive’s employment letters, including but not limited to those dated September 26, 2002 and July 25, 2003), any other alleged contract affecting terms and conditions of employment, or an alleged covenant of good faith and fair dealing; or any claim for severance pay, bonus, salary, sick leave, stocks, attorneys’ fees, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability.

(b)         This Agreement is also a release of any and all rights under any and all of Executive’s employment letters, including but not limited to those dated September 26, 2002 and July 25, 2003.

(c) The Executive represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company that he is releasing, and that he understands that he is not presently releasing any future rights or claims that might arise after the Effective Date.

(d)         The Executive further agrees never to sue the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents or cause the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities and agents to be sued regarding any matter within the scope of the above release. If the Executive violates this paragraph, the Company may recover all damages as allowed by law, including all costs and expenses, including reasonable attorneys’ fees, incurred in defending against the suit.

7.                                       Confidential Information.  The Executive acknowledges that through his employment with the Company that he has acquired and had access to the Company’s confidential and proprietary business information and trade secrets.  The Executive agrees that the Company may prevent the use or disclosure of its confidential information and proprietary business information and trade secrets and acknowledges that the Company have taken all reasonable steps necessary to protect the secrecy of the information.  “Confidential Information” shall include any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in the Executive’s memory or has been compiled or created by the Executive.  This includes, but is not limited to: technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, product, vendor, customer or store planning data, trade secrets, or other information similar to the foregoing.  The Executive agrees that he has not and in the future will not use or disclose to any third party Confidential Information, unless compelled by law and after notice to the Executive Vice President, Human Resources of the Company, and further agrees to return all documents, disks, or any other item or source containing Confidential Information, or any other property of the Company, to the Company on or before September 1, 2005.  If the Executive has any question regarding what data or information would be considered by the Company to be information subject to this provision, the Executive agrees to contact the Executive Vice President, Human Resources for written clarification.

8.                                       Non-Competition and Non-Solicitation.

(a)          The Executive agrees that he will not, prior to August 31, 2008, enter into or maintain an employment or contractual relationship, either directly or indirectly, to provide merchandising, marketing, executive, operational or managerial services in the same or similar manner as he did for the Company to any company or entity engaged in any way in a business that competes directly or indirectly with the Company, in the United States, Canada, Puerto Rico, Mexico, China, or any other location in which the Company, currently conduct business or may conduct business prior to August 31, 2008, without the prior written consent of the Executive Vice President, Human Resources of the Company.  Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, or successors in interest: Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden); Sears Holding Corp. (including, but not limited to, Orchard Supply and Hardware Company); K-Mart; Wal-Mart; Rona Inc.; Castorama/B&Q; Ace Hardware; True Value Company; and Menard, Inc.

(b)         In the event the Executive wishes to enter into any relationship or employment prior to August 31, 2008 which would be covered by the above non-compete provision, Executive agrees to request written permission from the Executive Vice President, Human Resources of the Company prior to entering any such relationship or employment. The Company may approve or not approve of the relationship or employment at its absolute discretion.

(c)          The Executive agrees that prior to August 31, 2008, he will not directly or indirectly solicit any person who is an employee of the Company to terminate his or her relationship with the Company without prior written approval from the Executive Vice President, Human Resources of the Company.

9.                                       Breach by Executive.  The Company’s obligations to the Executive under this Agreement are contingent on Executive’s performance of his obligations under this Agreement. Any breach by Executive of this Agreement will result in the immediate cancellation of all Executive’s stock options and restricted stock and the immediate termination of Executive’s employment, as well as entitle the Company to all its other remedies allowed in law or equity, including but not limited to the return of any payments that it made to Executive under this Agreement and the return to the Company of any proceeds Executive received from restricted stock or stock options exercised after September 1, 2005.

10.                                 Executive Availability.

(a)          During the LOA, the Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company’s affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of the Executive.

(b)         At all times, including after the Termination Date, Executive agrees to cooperate fully with the Company in connection with any and all existing or future litigation, charges, or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Executive’s cooperation necessary.

(c)          In conjunction with Executive’s commitments under subsections (a) or (b) of this paragraph, the Company will reimburse the Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation.

11.                                 Non-Disparagement.  The Executive agrees that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its past or present affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and the Executive will be required to reimburse the Company for any and all compensation and benefits paid under the terms of this Agreement and all commitments to make additional payments to the Executive will be null and void.

12.                                 Insider Trading. The Executive acknowledges that prior to the Termination Date, he remains subject to the restrictions of the Company’s Securities Laws Policy applicable to Directors, Officers, and Designated Associates, which permits trading only during designated window periods.  Executive agrees to obtain pre-clearance from the Company’s General Counsel for any trades in Company securities through February 19, 2006.  Executive acknowledges that through his employment with the Company that he may have learned material, non-public information regarding the Company.  The federal securities laws prohibit trading by persons while aware of material, non-public information.  The Executive should seek the advice of legal counsel prior to conducting any transactions in Company securities if the Executive believes he may possess such information.

13.                                 Future Employment. The Executive hereby understands and agrees that he will not be re-employed by the Company in the future and that Executive will never knowingly apply to the Company for any job or position in the future.

14.                                 Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

15.                                 Right to Revoke this Agreement. The Executive may revoke this Agreement in writing within seven (7) days of signing it by delivering notice of such revocation to the Company’s Executive Vice President, Human Resources. The Agreement will not take effect until the Effective Date. If the Executive revokes this Agreement, all of its provisions shall be void and unenforceable.

16.                                 Effective Date. The Effective Date shall be the day after the end of the revocation period described in Paragraph 15.

17.                                 Confidentiality. The Executive shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Executive’s spouse and the Executive’s legal or financial advisor, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Executive disclose or produce this Agreement or any terms or conditions thereof, the Executive shall immediately notify the Executive Vice President, Human Resources of the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.

18.                                 Arbitration.  Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement (“arbitrable dispute”) will be submitted for final and binding arbitration in Delaware before an experienced employment arbitrator licensed to practice law in Delaware and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such claim or dispute.  The decision of the arbitrator shall be final and binding and judgment on the award may be entered in any court of competent jurisdiction.  Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any arbitrable dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages as allowed by law, including but not limited to reasonable attorneys’ fees, costs and expenses incurred as a result of such action.  This paragraph is not applicable to claims of violation of Paragraphs 7, 8, 11 or 17 (Confidential Information; Non-Competition and Non-Solicitation; Non-Disparagement; Confidentiality) of this Agreement.

19.                                 Non-Assignment.  The Executive represents and warrants that as of the date of this Agreement he has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever any released claim.  Executive hereby agrees to indemnify and hold the Company and its affiliates harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses, including attorneys’ fees, causes of action or judgments based on or arising out of any such assignment or transfer.

20.                                 Death of Executive.    In the event of the Executive’s death prior to September 1, 2007, this agreement shall remain in full force and effect, and the Executive’s estate, as determined by law, shall be entitled receive all compensation, benefits, entitlements and to exercise all stock options and/or grants as provided under this agreement.

21.                                 Entire Agreement. This Agreement constitutes the entire understanding between the parties.  This Agreement supersedes all previous agreements between the Company and its affiliates and the Executive, including but not limited to Executive’s employment letters dated September 26, 2002 and July 25, 2003. All previous agreements shall be void and unenforceable.  The parties have not relied on any oral statements that are not included in this Agreement. Any modifications to this Agreement must be in writing and signed by the Executive and an authorized executive of the Company.

22.                                 Governing Law.  This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof.  Executive and the Company hereby irrevocably submit to the exclusive concurrent jurisdiction of the courts of Delaware.  Executive and the Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and both parties agree to accept service of legal process in Delaware.

The Executive understands and acknowledges the significance and consequences of this Agreement, that the consideration provided herein is fair and adequate, and represents that the terms of this Agreement are fully understood and voluntarily accepted.

THE HOME DEPOT, INC.

By:	/s/ DENNIS M. DONOVAN	09/08/2005
	Dennis M. Donovan	Date

	/s/ JOHN H. COSTELLO	09/08/2005
	John H. Costello	Date